SCHEDULE 14C

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Ohio National Fund, Inc.

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Ohio National Fund, Inc.	One Financial Way Cincinnati, Ohio 45242 Post Office Box 237 Cincinnati, Ohio 45201-0237

November 14, 2022

Dear Variable Contract or Policy Owner:

As a variable contract or policy owner with contract or policy values allocated to Ohio National Fund’s (the “Fund”) ON U.S. Low Volatility Portfolio (formerly ON Janus Henderson U.S. Low Volatility Portfolio, the “Portfolio”), you are receiving this Information Statement relating to recent changes approved by the Fund’s Board of Directors (the “Board”).

At an in-person meeting on May 13, 2022, the Board approved a change in sub-adviser for the Portfolio and a sub-advisory agreement between Ohio National Investments, Inc. and Intech Investment Management, LLC (“Intech”) appointing Intech as the Portfolio’s new sub-adviser. Prior to its appointment as sub-adviser, Intech managed the Portfolio under a sub-management agreement with the Portfolio’s previous sub-adviser, Janus Henderson Investors US LLC. Going forward, Intech will continue managing the Portfolio in the same manner and with the same portfolio management team. In connection with this change, the Board also approved a change to the name of the Portfolio. These changes became effective on August 19, 2022.

This statement is being sent for your information only and you are not required to take any action.

As always, we thank you for your confidence and support.

Sincerely,

Jeffery A. Bley, Jr.

President

INFORMATION STATEMENT

OHIO NATIONAL FUND, INC.

One Financial Way

Montgomery, Ohio 45242

ON U.S. Low Volatility Portfolio

(formerly ON Janus Henderson U.S. Low Volatility Portfolio)

(the “Portfolio”)

This Information Statement provides information concerning the Portfolio. WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY. This document is for informational purposes only and you are not required to take any action.

This Information Statement is being distributed in connection with the following changes approved by the Board of Directors (the “Board” or “Directors”) of Ohio National Fund, Inc. (the “Fund”) at an in-person meeting on May 13, 2022 (the “Meeting”): a change in sub-adviser for the Portfolio, a new sub-advisory agreement between Ohio National Investments, Inc. (the “Adviser”) and Intech Investment Management, LLC (“Intech” or the “Sub-Adviser”), appointing Intech as the new sub-adviser for the Portfolio (the “Sub-Advisory Agreement”), and a change to the name of the Portfolio. These changes became effective on August 19, 2022.

Pursuant to an exemptive order received by the Fund from the Securities and Exchange Commission (“SEC”), the Adviser may change sub-advisers or hire new sub-advisers for the Fund’s portfolios without obtaining shareholder approval if the sub-advisers are not affiliates of the Adviser (the “Exemptive Order”). On April 30, 2002, shareholders of the Fund authorized the Adviser to enter into sub-advisory agreements pursuant to the Exemptive Order. As a condition of such order, the Adviser must furnish shareholders of the affected portfolio(s) with certain information about new advisory and sub-advisory agreements. This Information Statement is intended to comply with that condition. The Information Statement is first being sent on or about November 14, 2022 to shareholders of record of the Portfolio as of the close of business on August 19, 2022.

I.	Background

At the Meeting, a majority of the Board, including a majority of the Directors who are not “interested persons” of the Fund (the “Independent Directors”) within the meaning of that term under the Investment Company Act of 1940, as amended, (the “Act”) approved the change in sub-adviser for the Portfolio from Janus Henderson Investors US LLC (“Janus”) to Intech. At the Meeting, the Board, including a majority of the Independent Directors, also approved the Sub-Advisory Agreement, effective August 19, 2022. The appointment of Intech as sub-adviser for the Portfolio was made in accordance with the Exemptive Order and does not require shareholder approval. The Adviser is not affiliated with Intech. In connection with the appointment of Intech as sub-adviser for the Portfolio, the advisory fee structure of the Portfolio changed and the advisory agreement with the Adviser (“Advisory Agreement”) was amended to incorporate such changes. At the Meeting, the Board, including a majority of the Independent Directors, also approved changing the name of the Portfolio from the ON Janus Henderson U.S. Low Volatility Portfolio to the ON U.S. Low Volatility Portfolio.

II.	Sub-Advisory Agreement

The following is a brief summary of the material terms of the Sub-Advisory Agreement, which is attached as Appendix A. You should read Appendix A for a complete understanding of the Sub-Advisory Agreement.

The material terms of the Sub-Advisory Agreement are substantially similar to the sub-advisory agreement with the prior sub-adviser for the Portfolio, which was approved by the Portfolio’s initial shareholder on June 23, 2021. The Sub-Advisory Agreement provides that the Sub-Adviser will, among other things:

(1)	provide investment advice and recommendations to the Portfolio with respect to the Portfolio’s investments, consistent with the Portfolio’s investment policies and restrictions;

(2)	arrange for the purchase and sale of the Portfolio’s securities;

(3)	provide, at its expense, all necessary investment and management facilities; and

(4)	provide periodic reports regarding the investment activity and composition of the Portfolio.

III.	Advisory and Sub-Advisory Fee Arrangements

In connection with the change in sub-adviser for the Portfolio to Intech, the advisory fee structure of the Portfolio changed and the Advisory Agreement was amended to incorporate such changes. As compensation for its services to the Portfolio, the Adviser receives monthly fees from the Portfolio on the basis of the Portfolio’s average daily net assets during the month for which the fees are paid. Below is a comparison of the advisory fees to be paid to the Adviser under the Advisory Agreement as amended (the “New Advisory Fee”), as opposed to the annual rates under the Advisory Agreement prior to the amendment (the “Prior Advisory Fee”):

ON US Low Volatility Portfolio
New Advisory Fee	Prior Advisory Fee
0.575% of first $500 million	0.60% of first $500 million
0.555% over $500 million	0.58% over $500 million

For the fiscal year ended December 31, 2021, the Adviser received $2,935,304 in advisory fees for management of the Portfolio, which was 0.59% of the Portfolio’s average daily net assets. If the New Advisory Fee had been in effect for the year ended December 31, 2021, the Adviser would have received $2,810,979 in advisory fees, or a net advisory fee of 0.56% of the Portfolio’s average daily net assets.

In connection with the change in sub-adviser for the Portfolio to Intech, the sub-advisory fee structure of the Portfolio changed. The sub-advisory fees are paid from the Adviser’s assets and do not affect the Portfolio’s total expenses. The sub-advisory fees under the new Sub-Advisory Agreement for the Portfolio are paid by the Adviser at the following effective annualized rates (on the basis of the Portfolio’s average daily net assets) (the “New Sub-Advisory Fee”), which are different from the annual rates under the prior sub-advisory agreement (the “Prior Sub-Advisory Fee”), as shown in the table below:

ON US Low Volatility Portfolio
New Sub-Advisory Fee (Intech)	Prior Sub-Advisory Fee (Janus)
0.10% of all net assets	0.15% of all net assets

For the fiscal year ended December 31, 2021, the Adviser paid $750,005 in sub-advisory fees, which was 0.15% of the Portfolio’s average daily net assets. If the New Sub-Advisory Fee had been in effect for the year ended December 31, 2021, the Adviser would have paid $500,003 in sub-advisory fees, or a net sub-advisory fee of 0.10% of the Portfolio’s average daily net assets.

IV.	Information About the Sub-Adviser

Intech Investment Management LLC

Intech is located at 250 S. Australian Avenue, Suite 1800, West Palm Beach, Florida 33401. Intech is a specialized global equity management firm that applies advanced mathematics and systematic portfolio rebalancing to harness a reliable source of excess returns and a key to risk control – stock price volatility. Founded in 1987 by pioneering mathematician Dr. E. Robert Fernholz, the firm serves some of the world’s leading institutional investors. Intech applies its investment approach across four investment platforms which address specific return and risk objectives – relative or absolute. These strategies only differ by the client’s desired benchmark and risk budget and include enhanced equity, active equity, defensive equity and absolute return investment solutions within the U.S., global and non-U.S. regions. As of December 31, 2021, Intech managed $38 billion in assets.

Name	Principal Occupation
Jose L. Marques	Chief Executive Officer
Adrian Banner	Chief Investment Officer
Bart Gancher	Chief Compliance Officer
Justin Wright	Chief Operating Officer & General Counsel

V.	Board Approval of the Agreement

At a meeting held on May 13, 2022, the Board, including a majority of the Independent Directors of the Fund, approved an amendment to the Investment Advisory Agreement between the Fund and the Adviser, and approved the Sub-Advisory Agreement between the Adviser and Intech for the Portfolio. The Portfolio, formerly known as the ON Janus Henderson U.S. Low Volatility Portfolio, originally was sub-advised by Janus, which utilized the services of the Sub-Adviser, then a subsidiary of Janus, to manage the Portfolio. The Board, including a majority of the Independent Directors, originally approved a sub-advisory agreement with Janus and a sub-management agreement with the Sub-Adviser at a meeting held on February 12, 2020. The Portfolio commenced operations on June 23, 2021. At a meeting held on March 30, 2022, the Board approved a new sub-management agreement with the Sub-Adviser based on performance information as of December 31, 2021 and fee information as of September 30, 2021. This approval was required due to a pending change in control of the Sub-Adviser resulting from the sale of Janus’ controlling interest in the Sub-Adviser. At that meeting the Directors determined that the Portfolio performed well within its peer group and sub-advisory fees were below average versus the Portfolio’s peers. The new sub-management agreement became effective on March 31, 2022. Upon the recommendation of the Adviser, the Board subsequently determined that it was in the best interest of the Portfolio and its shareholders to replace Janus as sub-adviser of the Portfolio with the Sub-Adviser, which it did at the meeting first noted above.

The Directors noted that the Adviser is responsible for monitoring the investment performance and other responsibilities of the Sub-Adviser, which has the responsibility for supervising and managing the assets in the Portfolio on a fully discretionary basis. They also noted that the Adviser will report to the Board on its analysis of the Sub-Adviser’s performance at the regular meetings of the Board, which are held at least quarterly. Finally, the Board noted that the Adviser provides the facilities and equipment utilized by the Fund; supplies business management services to the Fund, including monitoring expenses accruals and preparing the Portfolio’s financial statements; prepares and files Fund registration statements, proxies, shareholder reports and other regulatory filings; provides financial oversight; and ensures that proxies related to the Portfolio’s holdings are voted in compliance with policies approved by the Board.

In considering the amendment to the Advisory Agreement and the approval of the Sub-Advisory Agreement, the Board requested and reviewed a significant amount of information relating to the Portfolio, including the following: (1) proposed advisory and sub-advisory fee information; (2) comparative advisory fee and expense ratio information for a peer group of funds; (3) performance data for a fund employing a strategy similar to that of the Portfolio; and (4) other information regarding the nature, extent and quality of services anticipated to be provided by the Sub-Adviser.

The Board was assisted by experienced independent legal counsel throughout the contract review process. The Independent Directors discussed the proposed amendment to the Advisory Agreement and the new Sub-Advisory Agreement in a private session with such counsel at which no representatives of management, the Adviser or the Sub-Adviser were present. The Board relied upon the advice of independent legal counsel and their own business judgment in determining the material factors to be considered in evaluating whether to approve the amended Advisory Agreement and the Sub-Advisory Agreement and the weight to be given to each such factor. The conclusions reached by the Directors were based on a comprehensive evaluation of all the information provided and were not the result of any one factor. Moreover, each Director may have afforded different weight to the various factors in reaching his or her conclusions with respect to approving the amendment to the Advisory Agreement and the new Sub-Advisory Agreement.

Nature, Extent and Quality of Services

The Board evaluated the nature, extent and quality of the advisory services anticipated to be provided to the Portfolio by the Adviser. As part of its review, the Board reviewed information regarding the Adviser’s operations, procedures and personnel submitted by the Adviser at a meeting on November 11, 2021. The Directors took into account information they received during the previous year at Board meetings in connection with the Adviser’s service to other portfolios of the Fund and through periodic reports regarding the Adviser’s performance of its duties to the other portfolios. The Directors considered the capabilities and resources that the Adviser has dedicated to performing services on behalf of the Fund and its portfolios, as well as the quality of the Adviser’s administrative and other services, including the Adviser’s support to contract owners. The Directors also considered the quality of the compliance programs of the Adviser and its responsiveness to inquiries and requests from the Board. It was the Directors’ conclusion that overall, they were satisfied with the nature, extent and quality of services anticipated to be provided to the Portfolio by the Adviser.

The Board also evaluated the nature, extent and quality of the advisory services anticipated to be provided by the Sub-Adviser, noting that the Board has experience with the Sub-Adviser, as the Sub-Adviser currently is providing services to the Portfolio under a sub-management agreement. As part of its review, the Board reviewed information regarding the operations, procedures and personnel of the Sub-Adviser. The Directors considered the capabilities and resources that the Sub-Adviser is expected to dedicate to performing services on behalf of the Portfolio, as well as the quality of its administrative and other services. The Directors also considered the quality of the compliance programs of the Sub-Adviser, and reviewed information on the Sub-Adviser’s portfolio management and brokerage practices. The Directors concluded that, overall, they were satisfied with the nature, extent and quality of services anticipated to be provided to the Portfolio by the Sub-Adviser.

Investment Performance

To assist the Board in its consideration of the Sub-Advisory Agreement, the Board reviewed updated Portfolio performance information for the period June 23, 2021 (the date of inception) to April 30, 2022. The Directors reviewed the performance of the Portfolio as compared to a comparable retail fund managed by the Sub-Adviser that utilizes a strategy similar to that of the Portfolio and to the S&P 500 Index, the Portfolio’s benchmark. The Directors noted that the Portfolio outperformed both the benchmark and the comparable fund for the month-to-date period and the benchmark for the 3-months and year-to-date periods ended April 30, 2022. Based on this performance, the Directors concluded that the Sub-Adviser has the ability to manage the Portfolio effectively going forward. The Board also considered the Adviser’s effectiveness in monitoring the performance of the Sub-Adviser, and the Adviser’s timeliness in responding to performance issues, with respect to the other portfolios of the Fund.

Fees and Expenses

The Board reviewed the Portfolio’s proposed New Advisory Fee and New Sub-Advisory Fee compared to the advisory and sub-advisory fees of funds in its peer group, as well as a chart showing where the Portfolio’s proposed New Advisory Fee and New Sub-Advisory Fee were located in the dispersion of its peer funds’ advisory fees and sub-advisory fees. The chart showed the number of funds in the peer group within each defined range of advisory fees or sub-advisory fees, and the range that included the Portfolio. The Directors reviewed the advisory fee paid to the Adviser for the Portfolio and noted the two-basis point reduction in the fee payable to the Adviser. The Directors also noted that the Adviser, and not the Portfolio, is responsible for paying the sub-advisory fee to the Sub-Adviser. The Board evaluated whether the net advisory fee received by the Adviser for the Portfolio, after paying sub-advisory fees to the Sub-Adviser, was reasonable, given the level of the Adviser’s services to the Portfolio. The Directors took into account the fact that the Adviser had contractually agreed to limit Portfolio expenses and reimburse expenses to the extent necessary to keep total Portfolio expenses at or below a specified amount. The Board also considered the reasonableness of the proposed New Sub-Advisory Fee to be paid by the Adviser to the Sub-Adviser. The Directors relied on the ability of the Adviser to negotiate the terms of the Sub-Advisory Agreement, including the New Sub-Advisory Fee, at arm’s-length, noting that the Adviser is not affiliated with any Sub-Adviser. The Directors noted that the proposed New Advisory Fee payable by the Portfolio was well within the range of fees payable by the Portfolio’s peer group and included fee breakpoints. The Directors acknowledged that, because the sub-advisory fees are paid by the Adviser and not by the Portfolio, the Adviser is incentivized to negotiate a favorable fee. Accordingly, as to the Sub-Adviser, the cost of services provided by the Sub-Adviser and the profitability of the Sub-Adviser in connection with its relationship with the Portfolio were not material factors in the Board’s deliberations. The Directors considered that the Portfolio’s proposed New Advisory Fee was in the 30th percentile and below the peer group average and the Portfolio’s net expense ratio was below the peer group average and in the 12th percentile. Overall, the Directors concluded that the proposed New Advisory Fee and New Sub-Advisory Fee were reasonable.

Profitability and Economies of Scale.

The Directors noted that the advisory fee schedule contain breakpoints that would reduce the advisory fees on assets above a specified level as the Portfolio’s assets increase. After considering the Portfolio’s current size and potential for growth, the Board concluded that the Portfolio was likely to benefit from economies of scale as the Portfolio’s net assets increased, and that the existing breakpoints are appropriate. The Board concluded that the profitability and potential realization of economies of scale by the Portfolio from the sub-advisory arrangement with the unaffiliated Sub-Adviser is a matter more appropriately considered at the Advisory Agreement level and should not be a material factor in its consideration of the Sub-Advisory Agreement.

After consideration of the foregoing, the Board reached the following conclusions regarding the Advisory Agreement and Sub-Advisory Agreement with respect to the Portfolio, in addition to the conclusions set forth above: (a) the Adviser and Sub-Adviser possess the capability and resources to perform the duties required of them under the Advisory Agreement and Sub-Advisory Agreement, respectively; (b) the investment philosophy, strategies and techniques of the Sub-Adviser are appropriate for pursuing the Portfolio’s investment objective; (c) the Sub-Adviser is likely to execute its investment philosophy, strategies and techniques consistently over time; and (d) the Adviser and Sub-Adviser maintain appropriate compliance programs. Based on the above-mentioned factors and their related conclusions, with no single factor or conclusion being determinative and with each Director not necessarily attributing the same weight to each factor, the Directors unanimously concluded that approval of the amendment to the Advisory Agreement and approval of the Sub-Advisory Agreement were in the best interests of the Portfolio and its shareholders. Accordingly, the Board, including all the Independent Directors, voted unanimously to approve the amendment to the Advisory Agreement and to approve the Sub-Advisory Agreement for the Portfolio.

VI.	Other Information

The Adviser and Administrator. The Adviser serves as investment adviser for the Fund and all of its portfolios. The Adviser is wholly-owned by The Ohio National Life Insurance Company (“ONLIC”), which serves as the principal administrator for the Fund. The Adviser and ONLIC are located at One Financial Way, Montgomery, Ohio 45242.

Annual and Semi-Annual Reports. The Fund has previously sent its most recent Annual Report and Semi-Annual Report to its shareholders. Copies of them are available, without charge, by writing to the Fund at One Financial Way, Montgomery, Ohio 45242 or by calling 877.665.6642.

Outstanding Shares. The Portfolios have one class of shares, 100% of which are owned of record by ONLIC, Ohio National Life Assurance Corporation (“ONLAC”) (together with ONLIC called “Ohio National”) and National Security Life and Annuity Company (“NSLAC”). The address of Ohio National and NSLAC is One Financial Way, Montgomery, Ohio 45242.

As of June 30, 2022, there were 78,143,232 shares of the Portfolio issued and outstanding. ONLIC owned 97.5% of these shares and NSLAC owned 2.5%. These shares were allocated to Ohio National and NSLAC’s separate accounts as follows:

Separate Account	Shares	Percent of Class
Ohio National Variable Account A	76,001,401	97.3%
Ohio National Variable Account B	1,061	0.0%
Ohio National Variable Account C	168,951	0.2%
Ohio National Variable Account D	8,931	0.0%
National Security Variable Account N	1,962,887	2.5%

Director Ownership in the Fund. None of the Directors of the Fund directly owns shares of the Fund. With the exception of Christopher A. Carlson, the Directors owned no variable contracts issued by ONLIC or NSLAC that would entitle them to give voting instructions with respect to any of the outstanding shares of the Fund. As of June 30, 2022, the Directors owned variable contracts that entitled them to give voting instructions with respect to less than 1% of the outstanding shares of the Portfolios.

Appendix A

SUB-ADVISORY AGREEMENT

This Agreement is made as of August 19, 2022, by and between Ohio National Investments, Inc., an Ohio corporation (the "Adviser"), and Intech Investment Management LLC, a Delaware limited liability company (the "Sub-Adviser").

WHEREAS, Ohio National Fund, Inc. (the "Fund"), is a Maryland corporation that is registered under the Investment Company Act of 1940, as amended, (together with the regulations promulgated pursuant thereto, the "1940 Act"); and

WHEREAS, the Adviser is a registered investment adviser under the Investment Advisers Act of 1940, as amended, (together with the regulations promulgated pursuant thereto, the "Advisers Act"); and

WHEREAS, the Adviser has been appointed as investment adviser to the Fund in accordance with the 1940 Act and the Advisers Act; and

WHEREAS, the Sub-Adviser is registered as an investment adviser under the Advisers Act and engages in the business of providing investment advisory services; and

WHEREAS, the Fund has authorized the Adviser to appoint the Sub-Adviser, subject to the requirements of the 1940 Act and the Advisers Act, as a sub-adviser with respect to that portion of the assets of the Fund designated as the ON U.S. Low Volatility Portfolio ("Portfolio") of the Fund on the terms and conditions set forth below;

NOW, THEREFORE, IT IS HEREBY AGREED as follows:

SECTION 1. Investment Advisory Services

(a) The Adviser hereby retains the Sub-Adviser, and the Sub-Adviser hereby accepts engagement by the Adviser, to supervise and manage on a fully-discretionary and exclusive basis the cash, securities and other assets of the Portfolio. The Fund is the owner of all cash, securities and other assets in the Portfolio, and there are no restrictions on the pledge, hypothecation, transfer or sale of such cash, securities or assets. To enable the Sub-Adviser to exercise fully its discretion hereunder, the Adviser hereby appoints the Sub-Adviser as agent and attorney-in-fact for the Portfolio with full authority to buy, sell and otherwise deal in securities and other intangible investments and contracts relating to the same for the Portfolio.

(b) All activities by the Sub-Adviser on behalf of the Adviser and the Portfolio shall be in accordance with the investment objectives, policies and restrictions set forth in the 1940 Act and in the Fund's prospectus and statement of additional information, as amended from time to time (together, the "Prospectus") and as interpreted from time to by the Board of Directors of the Fund and by the Adviser (as communicated to the Sub-Adviser in writing by the Fund or the Adviser). All activities of the Sub-Adviser on behalf of the Adviser and the Portfolio shall also be subject to the due diligence oversight and direction of the Adviser.

(c) Subject to the supervision of the Adviser, the Sub-Adviser shall have the sole and exclusive responsibility to select members of securities exchanges, brokers, dealers and futures commission merchants for the execution of transactions of the Portfolio and, when applicable, shall negotiate commissions and trading agreements in connection therewith. All such selections shall be made in accordance with the Fund's policies and restrictions regarding brokerage allocation set forth in the Prospectus and Statement of Additional Information and in accordance with the Sub-Adviser’s best execution policies. The Sub-Adviser may, on behalf of the Portfolio, pay brokerage commissions to a broker which provides brokerage and research services to the Sub-Adviser in excess of the amount another broker would have charged for effecting the transaction, provided (i) the Sub-Adviser determines in good faith that the amount is reasonable in relation to the value of the brokerage and research services provided by the executing broker in terms of the particular transactions or in terms of the Sub-Adviser's overall responsibilities with respect to the Portfolio and the accounts as to which the Sub-Adviser exercises investment discretion, (ii) such payment is made in compliance with Section 28(e) of the Securities Exchange Act of 1934, as amended, and any other applicable laws and regulations, and (iii) in the opinion of the Sub-Adviser, the total commissions paid by the Portfolio will be reasonable in relation to the benefits to the Portfolio over the long term. It is recognized that the services provided by such brokers may be useful to the Sub-Adviser in connection with the Sub-Adviser's services to other clients. The Adviser shall provide such assistance in setting up brokerage or other accounts as the Sub-Adviser may reasonably request.

(d) In carrying out its obligations to manage the investments and reinvestments of the assets of the Portfolio, the Sub-Adviser shall: (1) obtain and evaluate pertinent economic, statistical, financial and other information affecting the economy generally and individual companies or industries the securities of which are included in the Portfolio or are under consideration for inclusion therein; (2) formulate and implement a continuous investment program for the Portfolio consistent with the investment objectives and related investment policies and restrictions for such Portfolio as set forth in the Prospectus; (3) take such steps as are necessary to implement the aforementioned investment program by placing orders for the purchase and sale of securities; and 4) coordinate with the Adviser to assure compliance with the Prospectus, qualification of the Portfolio as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code") and compliance with the diversification requirements of Section 817(h) of the Code.

(e) In connection with the purchase and sale of securities of the Portfolio, the Sub-Adviser shall arrange for the transmission to the Adviser and the Portfolio's custodian on a daily basis such confirmation, trade tickets and other documents as may be necessary to enable them to perform their administrative responsibilities with respect to the Portfolio. With respect to Portfolio securities to be purchased or sold through the Depository Trust Company, the Sub-Adviser shall arrange for the automatic transmission of the I.D. confirmation of the trade to the Portfolio's custodian.

(f) In connection with the placement of orders for the execution of the Portfolio's securities transactions, the Sub-Adviser shall create and maintain all necessary records of the Portfolio as are required of an investment adviser of a registered investment company including, but not limited to, records required by the 1940 Act and the Advisers Act. All such records pertaining to the Portfolio shall be the property of the Fund and shall be available for inspection and use by the Securities and Exchange Commission, any other regulatory authority having jurisdiction, the Fund, the Adviser or any person retained by the Fund or the Adviser. Where applicable, such records shall be maintained by the Sub-Adviser for the period and in the place required by Rule 31a-2 under the 1940 Act.

(g) The Sub-Adviser shall render such reports to the Adviser and/or to the Board of Directors of the Fund concerning the investment activity and composition of the Portfolio in such form and at such intervals as the Adviser or the Board may from time to time reasonably require, other than proprietary information and provided that the Sub-Adviser shall not be responsible for portfolio accounting nor shall it be required to generate information derived from Portfolio accounting data.

(h) In acting under this Agreement, the Sub-Adviser shall be an independent contractor and not an agent of the Adviser, the other sub-adviser or the Fund.

(i) The Portfolio assets shall be maintained in the custody of the custodian. Any assets added to the Portfolio shall be delivered directly to such custodian. The Sub-Adviser shall have no liability for the acts or omissions of any custodian of the Portfolio's assets. The Sub-Adviser shall have no responsibility for the segregation requirement of the 1940 Act or other applicable law.

(j) Sub-Adviser agrees that it will not consult with any other sub-adviser engaged by Adviser with respect to transactions in securities or other assets concerning the Portfolio or another sub-advised fund, except to the extent permitted by certain exemptive rules under the 1940 Act that permit certain transactions with a sub-adviser or its affiliates.

(k) The Sub-Adviser makes no representation or warranty, express or implied, that any level of performance or investment results will be achieved by the Portfolio or that the Portfolio will perform comparably with any standard of index, including other clients of the Sub-Adviser, whether public or private.

SECTION 2. Expenses

(a) The Sub-Adviser shall assume and pay all of its own costs and expenses, including those for furnishing such office space, office equipment, office personnel and office services as the Sub-Adviser may require in the performance of its duties under this Agreement.

(b) The Fund shall bear all expenses of the Portfolio's organization and registration, and the Fund and Adviser shall bear all of their respective expenses of their operations and businesses not expressly assumed or agreed to be paid by the Sub-Adviser under this Agreement. In particular, but without limiting the generality of the foregoing, the Fund shall pay any fees due to the Adviser, all interest, taxes, governmental charges or duties, fees, brokerage and commissions of every kind arising hereunder or in connection herewith, expenses of transactions with shareholders of the Portfolio, expenses of offering interests in the Portfolio for sale, insurance, association membership dues, all charges of custodians (including fees as custodian and for keeping books, performing portfolio valuations and rendering other services to the Fund), independent auditors and legal counsel, expenses of preparing, printing and distributing all prospectuses, proxy and class action material, reports and notices to shareholders of the Fund, and all other costs incident to the Portfolio's existence.

SECTION 3. Use of Services of Others

The Sub-Adviser may (at its expense except as set forth in Section 2 hereof) employ, retain or otherwise avail itself of the services or facilities of other persons or organizations for the purpose of providing the Sub-Adviser with such statistical or factual information, such advice regarding economic factors and trends or such other information, advice or assistance as the Sub-Adviser may deem necessary, appropriate or convenient for the discharge of the Sub-Adviser's obligations hereunder or otherwise helpful to the Fund and the Portfolio.

SECTION 4. Sub-Advisory Fees

In consideration of the Sub-Adviser's services to the Fund hereunder, the Sub-Adviser shall be entitled to a sub-advisory fee, payable monthly, at the annual rate of 0.10% of the average daily net assets of the Portfolio during the month preceding each payment (the "Sub-Advisory Fee") during such period. The Sub-Advisory Fee shall be accrued for each calendar day and the sum of the daily Sub-Advisory Fee accruals shall be paid monthly to the Sub-Adviser on or before the fifth business day of the next succeeding month. The daily fee accruals will be computed on the basis of the valuations of the total net assets of the Portfolio as of the close of business each day. The Sub-Advisory Fee shall be payable solely by the Adviser, and the Fund shall not be liable to the Sub-Adviser for any unpaid Sub-Advisory Fee.

SECTION 5. Limitation of Liability of Sub-Adviser

(a) The Sub-Adviser shall be liable for losses resulting from its own acts or omissions caused by the Sub-Adviser's willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder or its reckless disregard of its duties under this Agreement, and nothing herein shall protect the Sub-Adviser against any such liability to the shareholders of the Fund or to the Adviser. Except as provided in the previous sentence, the Sub-Adviser sha1l not be liable to the Fund or to any shareholder of the Fund or to the Adviser for any claim or loss arising out of any investment or other act or omission in the performance of the Sub-Adviser's duties under this Agreement, or for any loss or damage resulting from the imposition by any government of exchange control restrictions which might affect the liquidity of the Fund's assets maintained with custodians or securities depositories in foreign countries, or from any political acts of any foreign governments to which such assets might be exposed, or for any tax of any kind, (other than taxes on the Sub-Adviser's income), including without limitation any statutory, governmental, state, provincial, regional, local or municipal imposition, duty, contribution or levy imposed by any government or governmental agency upon or with respect to such assets or income earned with respect thereto (collectively "Taxation"). Notwithstanding the foregoing sentence and the provisions of Section 5(b), the Sub-Adviser shall be liable for taxes or tax penalties incurred by the Fund for, and shall indemnify the Fund and hold it harmless from and against, any failure of the Portfolio to qualify as a regulated investment company under Subchapter M, or to meet the diversification requirements of Section 817(h), of the Internal Revenue Code of 1986, as amended, to the extent resulting from the Sub-Adviser's management of the Balanced Component of the Portfolio.

(b) In the event the Sub-Adviser is assessed any Taxation in respect of the assets, income or activities of the Portfolio, the Adviser and the Fund jointly will indemnify the Sub-Adviser for all such amounts wherever imposed, together with all penalties, charges, costs and interest relating thereto and all expenditures, including reasonable attorney's fees incurred by the Sub-Adviser in connection with the defense or settlement of any such assessment. The Sub-Adviser shall undertake and control the defense or settlement of any such assessment, including the selection of counsel or other professional advisers, provided that the selection of such counsel and advisers and the settlement of any assessment shall be subject to the approval of the Adviser and the Fund, which approvals shall not be unreasonably withheld. The Adviser and the Fund shall have the right to retain separate counsel and assume the defense or settlement on behalf of the Adviser and the Fund, as the case may be, of any such assessment if representation of the Adviser and the Fund by counsel selected by the Sub-Adviser would be inappropriate due to actual or potential conflicts of interest.

SECTION 6. Services to Other Clients and the Fund

(a) Subject to compliance with the 1940 Act, nothing contained in this Agreement shall be deemed to prohibit the Sub-Adviser or any of its affiliated persons from acting, and being separately compensated for acting, in one or more capacities on behalf of the Fund. The Adviser and the Fund understand that the Sub-Adviser may act as investment manager or in other capacities on behalf of other customers including entities registered under the 1940 Act. While information, recommendations and actions which the Sub-Adviser supplies to and does on behalf of the Portfolio shall in the Sub-Adviser's judgment be appropriate under the circumstances in light of the investment objectives and policies of the Fund, as set forth in the Prospectus delivered to the Sub-Adviser from time to time, it is understood and agreed that they may be different from the information, recommendations and actions the Sub-Adviser or its affiliated persons supply to or do on behalf of other clients. The Sub-Adviser and its affiliated persons shall supply information, recommendations and any other services to the Portfolio and to any other client in an impartial and fair manner in order to seek good results for all clients involved. As used herein, the term "affiliated person" shall have the meaning assigned to it in the 1940 Act.

(b) On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Portfolio as well as other customers, the Sub-Adviser may, but shall be under no obligation, to the extent permitted by applicable law, aggregate the securities to be so sold or purchased in order to obtain the best execution or lower brokerage commissions, if any. The Sub-Adviser may also on occasion purchase or sell a particular security for one or more customers in different amounts. On either occasion, and to the extent permitted by applicable law and regulations, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other customers.

(c) The Sub-Adviser agrees to use the same skill and care in providing services to the Fund as it uses in providing services to other similar accounts for which it has investment responsibility. The Sub-Adviser will comply with all applicable rules and regulations of the Securities and Exchange Commission.

SECTION 7. Proxies and Class Actions

The Adviser shall vote proxies for securities held by the Fund in accordance with the Adviser's policies for proxy voting. The Adviser agrees it shall provide the Sub-Adviser a copy of the Adviser's policies upon written request.

The Adviser acknowledges and agrees that the Sub-Adviser shall not be responsible for taking any action or rendering advice with respect to any class action claim relating to any assets held in the Portfolio. The Adviser will instruct the applicable service providers not to forward to the Sub-Adviser any information concerning such actions. The Sub-Adviser will, however, forward to the Adviser any information it receives regarding any legal matters involving any asset held in the Portfolio.

SECTION 8. Reports to the Sub-Adviser

(a) The Adviser shall furnish to the Sub-Adviser the Prospectus, proxy statements, reports and other information relating to the business and affairs of the Fund as the Sub-Adviser may, at any time or from time to time, reasonably require in order to discharge the Sub-Adviser's duties under this Agreement. The Adviser shall forward to the Sub-Adviser drafts of all amendments to the Fund's registration statement that are related to the Portfolio, and the Adviser shall afford the Sub-Adviser an opportunity to comment thereon prior to filing with the Securities and Exchange Commission.

SECTION 9. Term of Agreement

Provided that this Agreement shall have first been approved by the Board of Directors of the Fund, including a majority of the members thereof who are not interested persons (as defined in the 1940 Act) of either party, by a vote cast in person at a meeting called for the purpose of voting such approval, then this Agreement shall be effective on the date hereof for an initial term of two (2) years. This Agreement shall thereafter continue in effect from year to year, subject to approval annually by the Board of Directors of the Fund by the vote, as required under the 1940 Act or as permitted pursuant to any order or exemption issued by the U.S. Securities and Exchange Commission, of a majority of the Directors of the Fund who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such person.

SECTION 10. Termination of Agreement Assignment

(a) This Agreement may be terminated by the Adviser or Sub-Adviser without the payment of any penalty, upon 90 days' prior notice in writing to the other party and to the Fund, or upon 60 days' written notice by the Fund to the two parties; provided, that in the case of termination by the Fund such action shall have been authorized by resolution of a majority of the Board of Directors of the Fund. A vote by a majority of the Fund’s outstanding voting securities (within the meaning of the 1940 Act) is not required, as the Adviser has authority to enter into this Agreement pursuant to the exemptive relief from the SEC without a vote of the Fund’s outstanding voting securities. In addition, this Agreement shall terminate upon the later of (1) the termination of the Adviser's agreement to provide investment advisory services to the Portfolio or (2) notice to the Sub-Adviser that the Adviser's agreement to provide investment advisory services to the Portfolio has terminated.

(b) This Agreement shall automatically terminate in the event of its assignment (as defined in the 1940 Act).

(c) Termination of this Agreement for any reason shall not affect rights of the parties that have accrued prior thereto.

SECTION 11. Notices

(a) The Sub-Adviser agrees to promptly notify the Adviser of the occurrence of any of the following events: (1) any change in the Portfolio’s portfolio manager; (2) the Sub-Adviser fails to be registered as an investment adviser under the Advisers Act or under the laws of any jurisdiction in which the Sub-Adviser is required to be registered as an investment adviser in order to perform its obligations under this Agreement; (3) the Sub-Adviser is the subject of any action, suit, proceeding, inquiry or investigation at law or in equity, before or by any court, public board or body, involving the affairs of the Portfolio; or (4) any proposed change in control of the Sub-Adviser.

(b) Any notice given hereunder shall be in writing and may be served by being sent by telex, facsimile or other electronic transmission or sent by registered mail or by courier to the address set forth below for the party for which it is intended. A notice served by mail shall be deemed to have been served seven days after mailing and in the case of telex, facsimile or other electronic transmission twelve hours after dispatch thereof. Addresses for notice may be changed by written notice to the other party.

If to the Adviser:

Attn: Legal Department

Ohio National Investments, Inc.

P.O. Box 237

Cincinnati, Ohio 45201

Fax No. (513) 794-4506

With a copy to:

President

Ohio National Investments, Inc.

P.O. Box 237

Cincinnati, Ohio 45201

Attention: General Counsel

If to the Sub-Adviser:

Intech Investment Management LLC

250 S. Australian Avenue, Suite 1800

West Palm Beach, FL 33401

Attention: General Counsel

SECTION 12. Governing Law

This Agreement shall be governed by and subject to the requirements of the laws of the State of Ohio without reference to the choice of law provisions thereof.

SECTION 13. Applicable Provisions of Law

The Agreement shall be subject to all applicable provisions of law, including, without limitation, the applicable provisions of the 1940 Act, and to the extent that any provisions herein contained conflict with any such applicable provisions of law, the latter shall control. The parties agree to comply with all applicable law in connection with the performance of this Agreement.

SECTION 14. Counterparts

This Agreement may be entered into in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

SECTION 15. Representations and Warranties of Sub-Adviser

The Sub-Adviser represents and warrants to the Adviser and the Fund as follows:

(a) The Sub-Adviser is registered as an investment adviser under the Advisers Act;

(b) The Sub-Adviser is a corporation duly organized and validly existing under the laws of the State of Delaware with the power to own and possess its assets and carry on its business as it is now being conducted;

(c) The execution, delivery and performance by the Sub-Adviser of this Agreement are within the Sub-Adviser's powers and have been duly authorized, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Sub-Adviser for the execution, delivery and performance by the Sub-Adviser of this Agreement, and the execution, delivery and performance by the Sub-Adviser of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Sub-Adviser's governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Sub-Adviser;

(d) This Agreement is a valid and binding agreement of the Sub-Adviser;

(e) A true and complete copy of the Form ADV of the Sub-Adviser, as amended to the date hereof and filed with the Commission has been furnished to the Adviser, and the information contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

(f) The Sub-Adviser agrees to observe and comply with Rule 17j-1 under the 1940 Act and the Sub- Adviser's Code of Ethics, as may be amended from time to time. The Sub-Adviser shall not be subject to any other code of ethics, including that of the Adviser, unless specifically adopted by the Sub-Adviser.

SECTION 16. Representations and Warranties of Adviser.

The Adviser represents and warrants to the Sub-Adviser as follows:

(a) The Adviser is registered as an investment adviser under the Advisers Act;

(b) Either (i) it is not a member of the National Futures Association (“NFA”) and is not required to be registered with the NFA or under the Commodity Exchange Act, as amended (the “CEA”), or (ii) if it is a member of the NFA or registered under the CEA, it has notified Sub-Adviser in writing of its status; in any such case, Adviser agrees to promptly notify Sub-Adviser of any change in its NFA membership status or if it becomes required to become a member of the NFA or register under the CEA;

(c) The Adviser is a corporation duly organized and validly existing under the laws of the State of Ohio with the power to own and possess its assets and carry on its business as it is now being conducted;

(d) The execution, delivery and performance by the Adviser of this Agreement are within the Adviser's powers and have been duly authorized, and no action by or in respect of, or filing with, any governmental body, agency or official is required on the part of the Adviser for the execution, delivery and performance by the Adviser of this Agreement, and the execution, delivery and performance by the Adviser of this Agreement do not contravene or constitute a default under (i) any provision of applicable law, rule or regulation, (ii) the Adviser's governing instruments, or (iii) any agreement, judgment, injunction, order, decree or other instrument binding upon the Adviser;

(e) This Agreement is a valid and binding agreement of the Adviser;

(f) A true and complete copy of the Form ADV of the Adviser, as amended to the date hereof and filed with the Commission has been furnished to the Sub-Adviser, and the inforn1ation contained therein is accurate and complete in all material respects and does not omit to state any material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

(g) The Adviser acknowledges that it received a copy of the Sub-Adviser's Form ADV or prior to the execution of this Agreement.

(h) The Adviser agrees to observe and comply with Rule 17j-1 under the 1940 Act and the Adviser's Code of Ethics as may be amended from time to time.

SECTION 17. Survival of Representations and Warranties: Duty to Update Information.

All representations and warranties made by the Sub-Adviser and the Adviser pursuant to Sections 15 and 16 hereof shall survive for the duration of this Agreement and the Parties hereto shall immediately notify, but in no event later than five (5) business days, each other in writing upon becoming aware that any of the foregoing representations and warranties are no longer true. In addition, the Sub-Adviser will deliver to the Adviser and the Fund copies of any amendments, supplements or updates to any of the information provided to the Adviser and attached as exhibits hereto within fifteen (15) days after becoming available.

SECTION 18. Confidentiality

Subject to the duties of the Adviser, the Fund and the Sub-Adviser to comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction, the parties hereto shall treat as confidential all information pertaining to the Fund and the actions of the Sub-Adviser, the Adviser and the Fund in respect thereof.

The Adviser will not, directly or indirectly, and will not permit its affiliates, employees, officers, directors, agents, contractors, or the Portfolio to, in any form or by any means, use, disclose, or furnish, to any person or entity, records or information concerning the business of the Sub-Adviser, except as necessary for the performance of its duties under this Agreement or its agreement to provide investment advisory services to the Fund, or as required by law upon prior written notice to the Sub-Adviser.

SECTION 19. Non-Exclusivity

Adviser acknowledges and agrees that this Agreement and the arrangements described herein are intended to be non-exclusive and that Sub-Adviser is free to enter into similar agreements and arrangements with other entities.

SECTION 20. Amendment

This Agreement may be amended only in accordance with applicable law, and only by a written instrument signed by all the parties in this Agreement.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the day and year first above written.

Ohio National Investments, Inc.		Intech Investment Management LLC

By:	/s/ Gary Rodmaker	By:	/s/ Justin B. Wright
	Gary Rodmaker	Name:	Justin B. Wright
	President	Title:	Executive Vice President

Accepted and Agreed:

Ohio National Fund, Inc.

By:	/s/ Jeffery A. Bley, Jr.
Jeffrey A. Bley, Jr.
President

OHIO NATIONAL FUND, INC.

One Financial Way

Montgomery, Ohio 45242

ON U.S. Low Volatility Portfolio

(formerly ON Janus Henderson U.S. Low Volatility Portfolio)

(the “Portfolio”)

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF

INFORMATION STATEMENT

November 14, 2022

This communication presents only an overview of the more complete Information Statement that is available to you on the internet relating to the Portfolio, a series of Ohio National Fund, Inc. (the “Fund”). We encourage you to access and review all of the important information contained in the Information Statement.

The following material is available for review:

Ohio National Fund, Inc. Information Statement

The Information Statement details the following changes approved by the Board of Directors of the Fund at an in-person meeting on May 13, 2022: a change in sub-adviser for the Portfolio from Janus Henderson Investors US LLC to Intech Investment Management, LLC (“Intech”), a sub-advisory agreement between Ohio National Investments, Inc. (the “Adviser”) and Intech, appointing Intech as the new sub-adviser for the Portfolio, and a change of the name of the Portfolio to the ON U.S. Low Volatility Portfolio. In connection with these changes, the advisory fee structure of the Portfolio changed and the advisory agreement with the Adviser was amended to incorporate such changes. These changes became effective on August 19, 2022.

Pursuant to an exemptive order received by the Fund from the Securities and Exchange Commission (“SEC”), the Adviser may change sub-advisers or hire new sub-advisers for the Fund’s portfolios without obtaining shareholder approval if the sub-advisers are not affiliates of the Adviser (the “Exemptive Order”). On April 30, 2002, shareholders of the Fund authorized the Adviser to enter into sub-advisory agreements pursuant to the Exemptive Order. As a condition of such order, the Adviser must furnish shareholders of the affected portfolio(s) with certain information about new advisory and sub-advisory agreements. The Information Statement is intended to comply with that condition. The Information Statement is first being sent on or about November 14, 2022 to shareholders of record of the Portfolio as of the close of business on August 19, 2022.

All owners (“Contract Owners”) of variable annuity contracts or variable life insurance policies (“Variable Contracts”) who, as of August 19, 2022, had selected the Portfolio as an underlying investment option within their Variable Contracts will receive this Notice. This Notice will be sent to Contract Owners on or about November 14, 2022. The full Information Statement will be available on the Fund’s website at https://funddocs.filepoint.com/ohionationalfund/ until November 30, 2023. A paper or email copy of the full Information Statement may be obtained, without charge, by contacting the Fund at 800-366-6654.

If you want to receive a paper or email copy of the above listed document, you must request one. There is no charge to you for requesting a copy.